Exhibit 99

RPC, Inc. Announces Year-End Cash Dividend

ATLANTA, October 26, 2016 - RPC, Inc. (NYSE: RES) announced today that its Board of Directors voted to pay a year-end cash dividend of $0.05 per share. The dividend will be payable December 9, 2016 to common stockholders of record at the close of business on November 10, 2016. Richard A. Hubbell, RPC’s President and Chief Executive Officer, stated, “The resumption of our cash dividend continues a 20-year history of dividends at RPC, and is a testament to the Company’s financial strength and our belief that the U.S. domestic oilfield has stabilized following a severe downturn.”

RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States, including the Gulf of Mexico, mid-continent, southwest, Appalachian and Rocky Mountain regions, and in selected international markets. RPC’s investor website can be found at www.rpc.net.

A statement and information included in this press release constitutes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including all statements that look forward in time or express management’s beliefs, expectations or hopes. In particular, this statement includes, without limitation, RPC’s belief that the U.S. domestic oilfield has stabilized following a severe downturn. This statement involves known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of RPC to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements. Such risks include changes in general global business and economic conditions; credit risks associated with collections of our accounts receivable from customers experiencing challenging business conditions; drilling activity and rig count; risks of reduced availability or increased costs of both labor and raw materials used in providing our services; the impact on our operations if we are unable to comply with regulatory and environmental laws; turmoil in the financial markets and the potential difficulty to fund our capital needs; the potentially high cost of capital required to fund our capital needs; the impact of the level of unconventional exploration and production activities may cease or change in nature so as to reduce demand for our services; the actions of the OPEC cartel, the ultimate impact of current and potential political unrest and armed conflict in the oil-producing regions of the world, which could impact drilling activity; adverse weather conditions in oil or gas producing regions, including the Gulf of Mexico; competition in the oil and gas industry; an inability to implement price increases; risks of international operations; and our reliance upon large customers. Additional discussion of factors that could cause the actual results to differ materially from management's projections, forecasts, estimates and expectations is contained in RPC's Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2015.

For information about RPC, Inc. or this event, please contact:

Ben Palmer	Jim Landers
Chief Financial Officer	Vice President, Corporate Finance
(404) 321-2140	(404) 321-2162
irdept@rpc.net	jlanders@rpc.net